Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tredegar Corporation:

We consent to the use of our reports dated March 18, 2019, with respect to the consolidated balance sheet of Tredegar Corporation as of December 31, 2018, the related consolidated statements of income, comprehensive income (loss), cash flows, and shareholders’ equity for the year ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference herein.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue.

Our report dated March 18, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that Tredegar Corporation did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company had an ineffective control environment resulting from an insufficient number of trained resources, ineffective risk assessment, ineffective information and communication, and ineffective monitoring activities resulting in ineffective control activities related to the design and operation of process-level controls and general information technology controls across all financial reporting processes.

/s/ KPMG LLP

Richmond, Virginia
March 18, 2019